Exhibit 10.2

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NY 10017

March 14, 2005

Mr. Charles C. Baker

Dear Charles:

This will confirm our understanding and agreement with respect to your employment as Senior Vice President-Chief Financial Officer of Monster Worldwide, Inc. (the “Company”).  You and the Company hereby agree as follows:

1.             The Company agrees to employ you and you agree to be employed by the Company as Senior Vice President-Chief Financial Officer, with such duties and responsibilities with respect to the Company and its affiliates as the Company’s Chief Executive Officer (“CEO”) or Board of Directors (the “Board”) shall reasonably direct.  You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties.  You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its affiliates and to adhere to any and all of the employment policies of the Company.

2.             In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $500,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with 4 weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year), (d) provide you with the opportunity to earn annual performance based bonuses in amounts determined by and on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Board under the Company’s 1999 Long Term Incentive Plan (or any similar or successor plan) within 90 days of the commencement of the applicable calendar year period, and (e) provide you with reimbursement of all reasonable moving and relocation expenses in connection with the relocation of you and your family from the West Coast to the New York City area. You will also be provided with a grant of 50,000 shares of common stock of the Company in accordance with the vesting and other terms and conditions of the stock bonus agreement attached as Exhibit A hereto (the “Stock Bonus Agreement”). As you are aware, the Company is considering the possible adoption of a long-term equity plan for senior executive officers and if such plan is instituted you shall also be able to participate in that plan.

3.             You may terminate this agreement at any time upon 60 days’ prior written notice.  The Company may terminate this agreement at any time upon written notice.  This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period.  It is understood and agreed that in the event that this agreement is terminated (x) by the Company in accordance with the second sentence of this Section 3 other than for Cause (as defined below), (y) by you upon written notice for Good Reason (as defined below), or (z) by you upon written notice within twelve months of a Change in Control (as defined below), then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (i) receive as severance your then applicable base salary hereunder for a period of twelve months (the “Specified Period”), payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees and (ii) during the Specified Period, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions as would have been made available to you had you remained employed by the Company during such period.  Except as expressly provided in the preceding sentence or in Section 5 below, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination.  “Cause” shall mean the occurrence of any one or more of the following events:  (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Board that remains unremedied for a period of twenty (20) days after the CEO or the Board has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the CEO or the Board has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, or (b) fraud, in the case of (a) or (b) which directly or indirectly results in a material detriment to the Company, including but not limited to a material detriment to the Company’s reputation. “Good Reason” shall mean (i) a material diminution in your duties and responsibilities described in Section 1 above (other than as a result of your failure to perform your duties and responsibilities in accordance with this agreement), (ii) a reduction in your base salary, or (iii) your being required by the Company to permanently relocate your primary work location to a location more than 50 miles from 622 Third Avenue, New York, NY, in each case of (i), (ii) or (iii) which continues unremedied for a period of twenty (20) days after you have given written notice to the Company specifying in reasonable detail the relevant acts or omissions of the type described in the foregoing clauses (a), (b) or (c). It is expressly understood that unless you provide the written notice described in the immediately preceding sentence within twenty (20) days after you know or have reason to know of the occurrence of any act or omission of the type described in clauses

(a), (b) or (c) of the immediately preceding sentence, you shall be deemed to have consented thereto and such particular act or omission shall no longer constitute or be capable of constituting Good Reason for purposes of this agreement.

4.             You acknowledge that you have not relied on any representation not set forth in this agreement.  You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

5.             In the event of any Change in Control, any shares of restricted stock granted to you by the Company from time to time on or after the date hereof pursuant to written stock bonus agreements between you and the Company (including but not limited to the shares covered by the Stock Bonus Agreement) which have not theretofore vested shall automatically and immediately become fully vested, subject to the provisions of Section 6 below.  For purposes hereof, the term “Change in Control” shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a “Non-Control Transaction” (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder’s will or the laws of descent and distribution.  A “Non-Control Transaction” shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned  more than 50% of the combined voting power of the Company’s then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

6.             Notwithstanding anything in Section 3 or 5 to the contrary, you shall in no event be entitled to any payment or acceleration of shares of Company common stock that would cause any portion of the amount received by you to constitute an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  In furtherance of the provisions of this Section 6, the following provisions shall apply:

(1)           Anything in this agreement to the contrary notwithstanding, in the event that any payment or acceleration of shares of Company common stock by the Company to or for your benefit (collectively, a “Payment”) would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this agreement or any stock bonus agreement shall be reduced to the Reduced Amount (as defined below).  Any such reduction shall be accomplished first by reducing the number of shares of Company common stock covered by stock bonus agreements which otherwise would have immediately vested in full, as determined in the reasonable discretion of the Board of Directors of the Company (the “Board”), provided that any shares of Company common stock so reduced shall continue to vest in accordance with the terms of the applicable agreements irrespective of your continued employment or, if earlier, the date or dates on which such shares can vest without being deemed nondeductible, as determined in the reasonable discretion of the Board, and second, if necessary, by reducing cash payments constituting part of the payments or other consideration to which you become entitled (collectively, such cash payments, other consideration and the aggregate present value of the immediate vesting of shares of stock (calculated in accordance with Section 280G of the Code and any regulations promulgated thereunder) are referred to as the “Severance Amount”).

(2)           The “Reduced Amount” shall be the amount, expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this clause (2), present value shall be determined in accordance with Section 280(d)(4) of the Code.

(3)           All determinations required to be made under this Section 6 shall be made by the Company’s independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and you.  Any such determination by the Accounting Firm shall be binding upon the Company and you.

(4)           It is possible that as a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by the Company which should not have been made (“Overpayment”) or that an amount in addition to the Severance Payment which will not have been made could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.

(x)            Overpayment.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against you which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be treated for all purposes as a loan ab initio (from the beginning) to you which you shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

(y)           Underpayment.  If precedent or other substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

7.             All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the CEO at the address set forth on the first page of this agreement (with a copy to Myron Olesnyckyj, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address (with a copy to Randall B. Shai, Esq., Heller Ehrman, 333 Bush Street, San Francisco, CA 94104), or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

8.             You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time. Any amount payable to you under this agreement is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and other amounts required by law or authorized by you to be withheld.

9.             This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s affiliates, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.  Please understand that while it is our hope that our relationship will be a long one, your employment will be on at “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

MONSTER WORLDWIDE, INC.

		By:	/s/ Andrew J. McKelvey
		Name:	Andrew J. McKelvey
		Title:	CEO

Accepted and agreed:

/s/ Charles C. Baker
Charles C. Baker

Date:	March 14, 2005